Exhibit 99.1

American States Water Company Announces Earnings for the Third Quarter of 2011

SAN DIMAS, Calif.--(BUSINESS WIRE)--November 7, 2011--American States Water Company (NYSE:AWR) today reported net income of $15.6 million, or basic and fully diluted earnings per share of $0.83 for the quarter ended September 30, 2011, as compared to net income of $6.7 million, or basic and fully diluted earnings per share of $0.36 and $0.35, respectively, for the quarter ended September 30, 2010. Basic and fully diluted earnings from continuing operations were also $0.83 per common share for the quarter ended September 30, 2011, as compared to basic and fully diluted earnings from continuing operations of $0.31 and $0.30 per common share, respectively, for the quarter ended September 30, 2010. The table below sets forth a comparison of diluted earnings per share for the third quarter.

	Q3 2011	Q3 2010	$ Change
Income from continuing operations	$0.83	$0.30	$0.53
Income from discontinued operations	---	0.05	(0.05)
Total diluted earnings per share	$0.83	$0.35	$0.48

“We are pleased with our third quarter earnings and continue to see improvements in each of our three business segments,” said President and Chief Executive Officer Robert J. Sprowls. “In addition, EBITDA from continuing operations increased by $17 million to $42 million for the third quarter of 2011 as compared to the third quarter of 2010,” Sprowls added.

Third Quarter 2011 Results

Continuing Operations:

The table below sets forth a comparison of the third quarter diluted earnings per share contribution from continuing operations by each business segment:

	Q3 2011	Q3 2010	$ Change
Water	$0.64	$0.19	$0.45
Electric	0.05	0.02	0.03
Contracted services	0.13	0.10	0.03
AWR (parent)	0.01	(0.01)	0.02
Totals from continuing operations	$0.83	$0.30	$0.53

Diluted earnings per share contributed by water operations at Golden State Water Company (“GSWC”), a wholly-owned subsidiary, increased by $0.45 per share, to $0.64 per share as compared to $0.19 per share for the three months ended September 30, 2010. A pretax charge of $9.0 million, or $0.32 per share, was recorded in the third quarter of 2010 related to the impairment of assets and loss contingencies resulting from regulatory matters. No similar charges were recorded during the third quarter of 2011. Excluding the effect of this pretax charge in 2010, earnings from water operations increased by $0.13 per share primarily due to:

  An increase in the water margin of $7.7 million, or $0.24 per share, during the three months ended September 30, 2011 as compared to the same period in 2010 due primarily to an increase in water rates approved by the California Public Utilities Commission (“CPUC”) in all water regions at GSWC. Rate increases for GSWC’s Regions II and III and the general office were approved in November of 2010 retroactive to January 1, 2010 and retroactive revenues were recorded in the fourth quarter of 2010. Rate increases for GSWC’s Region I were approved in December 2010 and were effective January 1, 2011.
  An increase of $2.6 million, or $0.08 per share, in operating expenses (other than supply costs and the pretax charge discussed above) due primarily to an increase in: (i) depreciation expense of $1.2 million resulting from additions to utility plant and higher composite depreciation rates; (ii) administrative and general expenses of $1.0 million primarily resulting from higher labor and other employee related costs, and outside legal and consulting services costs, and (iii) other operation expenses and property and other taxes of $388,000.
  An increase in interest and other non-operating expenses (net of interest income) of $1.0 million, or $0.03 per share, due primarily to the issuance of $62 million in long-term notes in April 2011, of which $22 million of the proceeds were used in May 2011 to redeem notes with higher interest rates.

Diluted earnings from GSWC’s electric operations increased by $0.03 per share over the prior year’s third quarter primarily due to rate increases in 2011 approved by the CPUC.

Diluted earnings contributed by AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”), increased by $0.03 per share over the prior year’s third quarter primarily due to: (i) a contract modification issued by the U.S. government on September 30, 2011, in connection with a price redetermination for the contract operations at the Fort Eustis, Fort Monroe, and Fort Story (“TRADOC”) bases, which resulted in retroactive management fees of approximately $420,000, or $0.01 per share, and (ii) an increase in overall construction activities compared to the same period in 2010.

Diluted earnings from AWR (parent) increased by $0.02 per share during the three months ended September 30, 2011. There was a loss incurred on one of AWR’s investments in the third quarter of 2010, which did not recur in the third quarter of 2011.

Discontinued Operations:

On May 31, 2011, AWR completed the sale of Chaparral City Water Company (“CCWC”) to EPCOR Water (USA) Inc. Basic and diluted earnings from discontinued operations were $0.05 per share for the three months ended September 30, 2010 resulting from the earnings contribution from CCWC for that period, including a decrease in depreciation expense as a result of reporting CCWC as a discontinued operation.

Year-to-Date 2011 Results

Basic and fully diluted earnings per share for the nine months ended September 30, 2011 were $2.08 per common share compared to $1.29 and $1.28 per common share on a basic and fully diluted basis, respectively, for the nine months ended September 30, 2010. Basic and diluted earnings per share from continuing operations for the nine months ended September 30, 2011 were $1.88 per common share, compared to $1.22 and $1.21 per common share on a basic and fully diluted basis, respectively, for the nine months ended September 30, 2010.

The table below sets forth a comparison of diluted earnings per share for the nine months ended September 30, 2011 and 2010.

	Nine Months Ended September 30,
	2011	2010	$ Change
Income from continuing operations	$1.88	$1.21	$0.67
Income from discontinued operations	0.20	0.07	0.13
Total diluted earnings per share	$2.08	$1.28	$0.80

Continuing Operations:

The table below sets forth a comparison of the year-to-date diluted earnings per share contribution from continuing operations by each business segment:

	Nine Months Ended September 30,
	2011	2010	$ Change
Water	$1.44	$0.73	$0.71
Electric	0.12	0.08	0.04
Contracted services	0.31	0.42	(0.11)
AWR (parent)	0.01	(0.02)	0.03
Totals from continuing operations	$1.88	$1.21	$0.67

Fully diluted earnings per share contributed by GSWC’s water operations increased by $0.71 to $1.44 per share, as compared to $0.73 per share for the nine months ended September 30, 2010. As discussed in the quarterly results, a pretax charge of $9.0 million, or $0.32 per share, was recorded in the third quarter of 2010 related to the impairment of assets and loss contingencies resulting from regulatory matters. No similar charges were recorded during the nine months ended September 30, 2011. Excluding the effect of this pretax charge in 2010, earnings from water operations increased by $0.39 per share during the nine months ended September 30, 2011 primarily due to:

  An increase in the water margin of $20.4 million, or $0.64 per share, during the nine months ended September 30, 2011 as the result of increases in water rates in connection with the CPUC’s approval of rate cases for all of GSWC’s water regions.
  An increase in other operating expenses (other than supply costs and the pretax charge discussed above) of $4.8 million, or $0.15 per share, for the first nine months of 2011 due primarily to an increase in: (i) depreciation expense of $3.8 million; (ii) administrative and general expenses of $2.0 million reflecting higher labor and other employee related costs, transportation depreciation, and software maintenance costs, and (iii) property and other taxes of $319,000. These increases were partially offset by a decrease of $1.2 million in maintenance costs and other operation expenses due to lower water treatment costs.
  An increase in interest and other non-operating expenses (net of interest income) of $2.3 million, or $0.08 per share, due primarily to the issuance of $62 million of 6% senior notes and the costs incurred to redeem $22 million of debt in May 2011.
  An increase in the effective income tax rate during the nine months ended September 30, 2011 as compared to the same period in 2010, decreasing earnings by approximately $0.02 per share primarily resulting from changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements.

Fully diluted earnings per share from GSWC’s electric operations increased by $0.04 to $0.12 per share for the nine months ended September 30, 2011 compared to the same period in 2010. The increase was primarily due to electric rate increases in 2011 which increased earnings by approximately $0.06 per share. The increase was partially offset by the recording of $958,000 in additional revenues, or $0.03 per share, in 2010 due to the CPUC approval in March 2010 of a memorandum account which tracked the difference between the 2007 adopted general office cost allocation to GSWC’s electric division, and the 1996 adopted general office cost allocation.

Fully diluted earnings per share from contracted services decreased by $0.11 to $0.31 per share during the nine months ended September 30, 2011. Included in earnings for the nine months ended September 30, 2010 was $6.8 million, or $0.21 per share, of revenues and interest income in connection with contract modifications received from the U.S. government during 2010, which were retroactive, for various military subsidiaries of ASUS. Excluding the impact of these contract modifications received in 2010, earnings from contracted services increased by $0.10 per share during the nine months ended September 30, 2011 due primarily to additional construction projects performed at Fort Bliss and the effect of a change in estimated costs recorded in the second quarter of 2011 related to a pipeline project in progress at Fort Bragg, which increased pretax operating income by $2.9 million, or $0.09 per share.

Fully diluted earnings from AWR (parent) increased by $0.03 per share for the nine months ended September 30, 2011. There was a loss incurred on one of AWR’s investments in 2010, which did not recur in 2011.

Discontinued Operations:

Net income from discontinued operations for the nine months ended September 30, 2011 was $3.9 million, equivalent to $0.20 per share on a basic and fully diluted basis compared to $1.3 million, or $0.07 per share on a basic and fully diluted basis, for the nine months ended September 30, 2010, an increase of $0.13 per share. The increase is due primarily to the net gain on the sale of CCWC of $2.2 million, net of taxes and transaction costs, or $0.12 per share. There was also a favorable decision issued by the Arizona Corporation Commission on April 7, 2011, which resulted in the recording of approximately $959,000 of pretax income, or $0.03 per share. These increases were partially offset by the fact that the earnings contribution from CCWC for 2011 includes only five months of operations (through May 31, 2011, the close of the sale transaction).

Regulatory Matters

On May 2, 2011, GSWC filed its cost of capital proceeding with the CPUC. On November 2, 2011, GSWC entered into a settlement agreement with the Division of Ratepayer Advocates (“DRA”). If approved by the CPUC, the settlement will authorize a Return on Equity (“ROE”) of 9.99% and a rate-making capital structure for GSWC of 55% equity and 45% debt. The weighted cost of capital (rate of return on ratebase) would be at 8.64%, including the most recent embedded debt cost. When finalized, the rate of return authorized by the CPUC will be implemented prospectively into water rates at all GSWC’s water regions. A decision on the cost of capital filing is expected in the fourth quarter of 2011 or first quarter of 2012.

Contracted Services

On September 30, 2011, the U.S. government and ASUS settled the first price redetermination for the operations and maintenance (“O&M”) and renewal and replacement (“R&R”) components of the privatization contract to serve the TRADOC bases. In addition to the $420,000 of retroactive increases to the O&M management fee revenue, the contract modification also provided for an updated schedule for prospective R&R and initial capital upgrade projects. The settlement provides for a 4.1% increase in annual O&M revenues from the 16.9% interim increase previously in place.

Price redeterminations for the operations at Fort Jackson and Fort Bragg are expected to be filed in the fourth quarter of 2011. Filings of the second price redetermination for the operations at the TRADOC bases, Fort Lee and Andrews Air Force Base, and the third price redetermination for the operations at Fort Bliss are all expected to be made in the second half of 2012.

Non-GAAP Financial Measures

This press release includes a discussion on water and electric gross margins, which are computed by taking total water and electric revenues, less total supply costs. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the Company’s weighted average number of diluted shares. Finally, it also includes a discussion on EBITDA from continuing operations, which is computed by taking earnings from continuing operations before interest, taxes, depreciation and amortization. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules. The non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. Registrant uses water and electric gross margins, earnings per share by business segment, and EBITDA as important measures in evaluating its operating results. Registrant believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. Registrant reviews these measurements regularly and compares them to historical periods and to our operating budget.

Other - Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q for the quarter ended September 30, 2011 to be filed with the Securities and Exchange Commission.

Third Quarter 2011 Earnings Release Conference Call - The Company will host a conference call today, November 7, 2011 at 2 p.m. Eastern Time (11:00 a.m. Pacific Time). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com.

The call will also be archived on our website and can be replayed beginning Monday, November 7, 2011 at 5 p.m. Eastern Time (2:00 p.m. Pacific Time) through Monday, November 14, 2011. After logging on to the website, click the "Investors" button at the top of the page. The archive is located just above the "Stock Quote" section.

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 1 out of every 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 256,000 customers). The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1953.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets	September 30	December 31
(in thousands)	2011	2010
	(Unaudited)
Assets
Utility Plant-Net	$891,134	$854,956
Goodwill	1,116	1,116
Other Property and Investments	11,894	10,981
Current Assets	160,146	154,101
Assets of Discontinued Operations	-	50,883
Regulatory and Other Assets	131,558	119,998
	$1,195,848	$1,192,035
Capitalization and Liabilities
Capitalization	$745,456	$677,380
Current Liabilities	116,400	151,811
Liabilities of Discontinued Operations	-	27,031
Other Credits	333,992	335,813
	$1,195,848	$1,192,035

Condensed Statements of Income	Three months ended		Nine months ended
(in thousands, except per share amounts)	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Operating Revenues	$119,897	$111,300	$324,033	$295,242

Operating Expenses:
Supply costs	$31,118	$31,632	$78,969	$77,133
Other operation expenses	7,586	7,788	21,449	21,734
Administrative and general expenses	18,585	26,282	55,874	61,478
Maintenance	4,346	4,314	12,695	12,882
Depreciation and amortization	9,554	8,397	28,829	25,121
Property and other taxes	3,682	3,566	10,640	10,469
ASUS construction expenses	12,606	12,424	36,151	29,225
Net (gain) loss on sale of property	-	-	(128)	2
Total operating expenses	$87,477	$94,403	$244,479	$238,044

Operating income	$32,420	$16,897	$79,554	$57,198

Interest expense	(6,194)	(4,963)	(18,807)	(16,491)
Interest income	202	166	500	985
Other	(170)	(553)	(379)	(558)

Income From Continuing Operations Before Income Tax Expense	$26,258	$11,547	$60,868	$41,134
Income tax expense	10,641	5,878	25,568	18,305
Income From Continuing Operations	15,617	5,669	35,300	22,829

Income (loss) from discontinued operations, net of taxes	(18)	983	3,850	1,288
Net Income	15,599	6,652	$39,150	$24,117

Basic Earnings Per Share
Income from continuing operations	$0.83	$0.31	$1.88	$1.22
Income from discontinued operations	-	0.05	0.20	0.07
Net Income	$0.83	$0.36	$2.08	$1.29

Fully Diluted Earnings Per Share
Income from continuing operations	$0.83	$0.30	$1.88	$1.21
Income from discontinued operations	-	0.05	0.20	0.07
Net Income	$0.83	$0.35	$2.08	$1.28

Weighted Average Shares Outstanding	18,701	18,595	18,672	18,573
Weighted Average Diluted Shares	18,852	18,734	18,816	18,714

Dividends Declared Per Common Share	$0.28	$0.26	$0.82	$0.78

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707